Exhibit (a)(5)(v)

March 7, 2017

Integrated Device Technology, Inc. Commences Previously Announced

Cash Tender Offer to Acquire GigPeak, Inc.

SAN JOSE, Calif – (BUSINESS WIRE) – Integrated Device Technology, Inc. (“IDT”; NASDAQ: IDTI) announced today that its wholly-owned subsidiary, Glider Merger Sub, Inc. (“Purchaser”), is commencing a cash tender offer to purchase all outstanding shares of common stock of GigPeak, Inc. (“GigPeak”; NYSE MKT: GIG) at an offer price of $3.08 per share. The tender offer is being made pursuant to an Offer to Purchase, dated March 7, 2017 (the “Offer to Purchase”), and in connection with the Agreement and Plan of Merger, dated February 13, 2017, by and among IDT, Purchaser and GigPeak (the “Merger Agreement”), which IDT and GigPeak previously announced on February 13, 2017.

The tender offer will expire at one minute following 11:59 P.M. (12:00 midnight), New York Time, on Monday, April 3, 2017 (such date and time, the “Expiration Date”), unless (i) the Purchaser extends the period during which the tender offer is open pursuant to and in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the latest date and time at which the offer period, as so extended by the Purchaser, will expire or (ii) the Merger Agreement has been earlier terminated. Pursuant to the Merger Agreement, Purchaser will extend the offer period for any period required by applicable law or rules and regulations of the Securities and Exchange Commission (the “SEC”) and for one or more periods of up to ten business days each until, and including, June 30, 2017, if at the Expiration Date any of the conditions to the tender offer have not been satisfied.

The tender offer is not subject to any financing condition. The tender offer is conditioned upon (i) there being validly tendered in the tender offer and not properly withdrawn prior to the Expiration Date, that number of shares of common stock which, together with the number of shares of common stock then owned by IDT or any of its wholly-owned direct or indirect subsidiaries, including the Purchaser, represents at least a majority of the shares of common stock then outstanding and no less than a majority of the voting power of the shares of capital stock of GigPeak then outstanding and entitled to vote upon the adoption of the Merger Agreement and approval of the Merger, (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and (iii) the satisfaction or waiver by the Purchaser of the other conditions and requirements of the tender offer. As soon as practicable following the consummation of the tender offer, Purchaser will merge with and into GigPeak, with GigPeak continuing as the surviving corporation and as a wholly-owned subsidiary of IDT

MacKenzie Partners, Inc. is acting as information agent and American Stock Transfer & Trust Company, LLC is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to the information agent by telephone at (800) 322-2885.

About IDT

Integrated Device Technology, Inc. develops system-level solutions that optimize its customers’ applications. IDT’s market-leading products in RF, real-time interconnect, wireless power, and SmartSensors are among the company’s broad array of complete mixed-signal solutions for the communications, computing, consumer, automotive and industrial segments. Headquartered in San Jose, Calif., IDT has design, manufacturing, sales facilities and distribution partners throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT can be found at www.IDT.com. Follow IDT on Facebook, LinkedIn, Twitter, YouTube and Google+

About GigPeak

GigPeak, Inc. (NYSE MKT: GIG) is a leading innovator of semiconductor ICs and software solutions for high-speed connectivity and high-quality video compression over the network and the cloud. The focus of the company is to develop and deliver products that enable lower power consumption and faster data connectivity, more efficient use of network infrastructure, broader connectivity to the cloud, and reduce the total cost of ownership of existing network pipes from the core to the end user. GigPeak addresses both the speed of data transmission and the amount of bandwidth the data consumes within the network, and provides solutions that increase the efficiency of the Internet of Things, leveraging its strength in high-speed connectivity and high-quality video compression. The extended product portfolio provides more flexibility to support changing market requirements from ICs and MMICs through full software programmability and cost-efficient custom ASICs.

Additional Information and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The tender offer for the outstanding shares of GigPeak’s common stock described in this press release is being made pursuant to an Offer to Purchase and related materials that IDT and Purchaser will file with the SEC. IDT and Purchaser will file a Tender Offer Statement on Schedule TO with the SEC and GigPeak will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. These materials will be available to all of GigPeak’s stockholders at no expense to them by contacting Mackenzie Partners, Inc. at (800) 322-2885. In addition, all of these materials (and all other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the anticipated consummation of the acquisition of GigPeak and the timing, benefits and financing thereof, IDT’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs, patent terms and other statements that are not historical facts. These forward-looking statements are based on IDT’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to IDT’s ability to complete the transaction on the proposed terms and schedule; whether IDT or GigPeak will be able to satisfy their respective closing conditions related to the transaction; whether sufficient stockholders of GigPeak tender their shares of GigPeak common stock in the transaction; whether IDT will obtain financing for the transaction on the expected timeline and terms; the outcome of legal proceedings that may be instituted against GigPeak and/or others relating to the transaction; the possibility that competing offers will be made; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for the acquired company and its products, including uncertainty of the expected financial performance of the acquired company and its products; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; and the possibility that if the acquired company does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of IDT’s shares could decline, as well as other risks related to IDT’s and GigPeak’s businesses detailed from time-

to-time under the caption “Risk Factors” and elsewhere in IDT’s and the GigPeak’s respective SEC filings and reports, including the Annual Report of GigPeak on Form 10-K for the year ended December 31, 2015 and the Annual Report of IDT on Form 10-K for the year ended April 3, 2016. IDT undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in its expectations.

FOR FURTHER INFORMATION PLEASE CONTACT:

Financial Contact:

Suzanne Schmidt

IDT Investor Relations

(415) 217-4962

suzanne@blueshirtgroup.com

Press Contact:

Daniel Aitken

IDT Senior Director of Corporate

Marketing and Communications

(408) 574-6480

daniel.aitken@idt.com